UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2016

Limoneira Company

(Exact name of registrant as specified in its charter)

Delaware	001-34755	77-0260692
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation)		No.)

1141 Cummings Road

Santa Paula, CA 93060

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (805) 525-5541

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On February 16, 2016, Limoneira Company (the “Company”) entered into a Promissory Note and Loan Agreement (the “Loan Agreement”) with Farm Credit West, FLCA (“Lender”) dated February 11, 2016. The Loan Agreement provides for a term loan in the amount of $10,000,000 (“Term Loan A”) and a term loan in the amount of $7,500,000 (“Term Loan B”, together with Term Loan A, the “Term Loans”). The Term Loans mature on March 1, 2036 and are secured by certain of the Company’s agricultural properties. Term Loan A bears interest at a fixed rate of 4.70% for the life of the loan. Term Loan B bears interest at a fixed rate of 3.62% for the first five years of the loan and at the end of such time, on March 1, 2021, unless the remaining balance of Term Loan B is repaid or fixed for an additional period, the fixed rate for Term Loan B will automatically convert to the then current variable interest rate for which Term Loan B is eligible. The Term Loans provide for monthly principal and interest payments and are prepayable in whole or in part after September 1, 2016.

The proceeds from the Term Loans will be used to pay down outstanding indebtedness under the revolving credit facility the Company has with Rabobank, N.A., which provides additional availability for acquisitions and real estate development.

Additionally, the Loan Agreement includes default provisions that at the Lender’s option may cause all principal, interest and other amounts that may have been advanced under the loan to become immediately due and payable by the Company.

The foregoing summary of the Loan Agreement is qualified in its entirety by reference to the text of the Loan Agreement, a copy of which is filed as Exhibits 10.1 hereto and incorporated herein by reference.

Section 2	Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Promissory Note and Loan Agreement, dated February 11, 2016, between Limoneira Company and Farm Credit West, FLCA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 18, 2016	LIMONEIRA COMPANY

	By:	/s/ Joseph D. Rumley
Joseph D. Rumley
Chief Financial Officer, Treasurer and Corporate Secretary